Exhibit 10.1.50

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

ACCESS POINT PATENT LICENSE AGREEMENT

This Access Point Patent License Agreement (the “Agreement”) is entered into effective as of July 6, 2018 (the “Effective Date”) between Qualcomm Incorporated, a Delaware Corporation (“Qualcomm”), and Gogo LLC, a Delaware corporation (“Licensee”), with respect to the following facts:

AGREEMENT:

For the consideration herein, the sufficiency of which is acknowledged by each Party, the Parties agree as follows:

1. CONSTRUCTION AND DEFINITIONS.

Section headings used in this Agreement are inserted for the purpose of convenience only and are not intended to affect the meaning or interpretation of any provision in this Agreement. Unless expressly stated otherwise, references in this Agreement to “Sections” mean sections of this Agreement and include all subsections thereof. For the purpose of the construction and interpretation of this Agreement, the words “including,” “include,” “includes,” and “such as” are not terms of limitation, but rather will be deemed to be followed by the words “without limitation,” and the words “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole. All references to days (other than business days) and quarters in this Agreement mean, respectively, calendar days and calendar quarters. References to “third party” or “third parties” do not mean either Party or any Affiliate of either Party. Whenever a Party’s approval or consent is required under this Agreement, the Party may grant or withhold its consent, or impose conditions on granting its consent, in its absolute discretion without any requirement to act reasonably, unless expressly stated otherwise. Capitalized terms used in this Agreement that are not defined elsewhere in this Agreement are defined in Attachment 1.

“Covered Product” means a CDMA Access Point or an LTE Access Point.

“Covered Standard” means a CDMA Standard or an LTE Standard.

“Other IPR” means each unexpired claim of any Patent where (i) a Party or any of its Affiliates owns or has the right to license such Patent to the other Party without the payment of any royalties or other monetary consideration to any third party unless the other Party agrees to pay, and pays, such royalties or other monetary consideration, and (ii) such Patent is not Essential to a Wireless Wide-Area Network Standard.

“Qualcomm’s Included Other IPR” means each unexpired claim of any Patent, excluding claims of any Chinese Patents, that constitutes Qualcomm’s Other IPR and that is issued on or prior to the Effective Date, provided that, notwithstanding the foregoing, “Qualcomm’s Included Other IPR” does not include any claim of any patent that is owned by SnapTrack, Inc.

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“Qualcomm’s Licensed IPR” means (1) Qualcomm’s Technically Necessary IPR and (2) Qualcomm’s Included Other IPR.

“Qualcomm’s Technically Necessary IPR” means each unexpired claim of any Patent (regardless of whether such Patent was or is filed or issued before, on, or after the Effective Date), excluding claims of any Chinese Patents, where (a) Qualcomm or any of its Affiliates, at any time during the period that begins on the Effective Date and ends upon the earlier of the expiration or termination of this Agreement, either (1) owns such Patent or (2) has the right to license such Patent to Licensee without the payment of any royalties or other monetary consideration to any third party unless Licensee agrees to pay, and pays, such royalties or other monetary consideration, and (b) such Patent claim is, as determined separately for each Covered Product, Essential to a Covered Standard implemented in such Covered Product.

2. TERM OF AGREEMENT.

This Agreement will take effect on the Effective Date and will continue in full force and effect for a period of ten (10) years from and commencing with the Effective Date (the “Initial Term”), unless earlier terminated pursuant to the express terms of this Agreement or by express written agreement of the Parties. Licensee may, by written notice given to Qualcomm (a “Renewal Notice”), on or before the tenth (10th) anniversary of the Effective Date (the “Initial Term Expiration Date”), elect to renew this Agreement on the same terms and conditions for an additional ten (10)-year period (the “Renewal Term”). If Licensee does not provide a Renewal Notice to Qualcomm on or before the Initial Term Expiration Date and continues to Sell Covered Products after such date, then this Agreement will automatically renew for the entirety of the Renewal Term on the same terms and conditions as the Initial Term, subject to the following sentence. If, during the six (6)-month period prior to the Initial Term Expiration Date, Licensee notifies Qualcomm in writing that Licensee believes that offering the terms of this Agreement would not fulfill Qualcomm’s obligation under its commitments to the European Telecommunications Standard Institute (ETSI) to offer a license to Qualcomm’s Technically Necessary IPR licensed in Section 3 on terms that are fair, reasonable, and non-discriminatory (“FRAND”) for the Renewal Term, then the issue of whether the terms set forth in this Agreement are FRAND for the Renewal Term will be submitted to arbitration in accordance with Section 7.14 of this Agreement, and the sole issue to be decided in such arbitration proceeding will be whether such terms for the Renewal Term are FRAND.

3. QUALCOMM LICENSES.

3.1 Grant of Rights from Qualcomm. Subject to the terms and conditions of this Agreement, as well as the timely and proper reporting and payment in full of each quarterly report and payment due hereunder, Qualcomm hereby grants to Licensee and to each of Licensee’s Affiliates the rights set forth in this Section 3. No other, further, or different license from Qualcomm to Licensee (or any other Person, including Affiliates of Licensee) is granted in or implied by this Agreement. Licensee acknowledges and agrees, on behalf of itself and each of its Affiliates, that (a) the rights granted in this Section 3 are expressly limited or restricted in scope to specific patent claims and specific products, and (b) the exclusion of rights or licenses for other patent claims is not a derogation of the rights expressly granted herein.

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3.2 Not Used.

3.3 Not Used.

3.4 Rights and Royalties for Access Points. The following defined terms are relevant to Access Points:

“Access Point” means a complete device that (a) connects to network infrastructure equipment over a wireless network utilizing a Wireless Wide-Area Network Standard, whether through a module embedded into such complete device or otherwise; (b) does not incorporate a speaker or keypad; (c) does not enable end-user initiation or reception of a voice call or data transmission (other than certain operator and/or device requested status information) without connection to another device, wherein such connection may be made by a physical connection (such as wire or optical fiber), or by a wireless connection (such as an IEEE 802.11 wireless local area network) that does not implement a Wireless Wide-Area Network Standard; (d) when electronically connected to another device, is not physically attached to such device, such that a visible gap is maintained between such device and the Access Point at all times and the device and the Access Point would not be handled, viewed as, or deemed to be a single or complete integrated product by an end-user; and (e) is capable of supporting multiple simultaneous users.

“CDMA Access Point” means an Access Point that connects to network infrastructure equipment over a wireless network using a Wireless Wide-Area Network Standard included in the definition of CDMA Standard.

“LTE Access Point” means an Access Point that connects to network infrastructure equipment over a wireless network using a Wireless Wide-Area Network Standard included in the definition of LTE Standard but is not capable of implementing any wireless air interface standard included in the definition of CDMA Standard.

3.4.1 Grant of Rights for Certain Access Points. Qualcomm hereby grants to Licensee and to each of Licensee’s Affiliates a personal, nontransferable, nonexclusive, royalty-bearing license, without the right to sublicense, solely under Qualcomm’s Licensed IPR, to make (and have made), import, use, and Sell (and offer to Sell) CDMA Access Points and LTE Access Points.

3.4.2 Royalties for Certain Access Points. In partial consideration for and subject to the rights granted by Qualcomm in Section 3.4.1, Licensee shall pay to Qualcomm, [***], a royalty in the amount of [***].

3.4.3 Qualcomm Covenant to Licensee Customers for Certain Access Points. Qualcomm covenants not to Assert (and to ensure that none of its Affiliates Asserts) Qualcomm’s Licensed IPR against any Licensee Customer or any of its Affiliates for making, having made, using, importing, offering to sell, selling, leasing or otherwise disposing of any CDMA Access Point or LTE Access Point for which Qualcomm has received payment in full from Licensee of the royalty payable under Section 3.4.2 of this Agreement. For purposes of this Section 3.4.3, “Licensee Customer” means any Person that purchases or otherwise lawfully obtains, directly or indirectly, from Licensee or any of its Affiliates any Access Point.

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3.5 Not Used.

3.6 Rights to Have Made Components. Qualcomm hereby grants to Licensee and to each of Licensee’s Affiliates a personal, nontransferable, nonexclusive license, without the right to sublicense, solely under Qualcomm’s Licensed IPR, to have made Components solely for use in Covered Products made or Sold under the rights granted by Qualcomm in this Section 3 or as replacement parts for such Covered Products. Except as otherwise provided in this Section 3.6, no license, right or other authorization is granted by Qualcomm to make (or have made), import, use, Sell, offer to Sell, or otherwise dispose of any Components. This license will terminate as to any Components made by a particular manufacturer if such manufacturer or any of its Affiliates Asserts a patent claim Essential to a Covered Standard against Qualcomm or any of its Affiliates.

3.7 Other Provisions Regarding Royalties.

3.7.1 Calculation and Payment of Royalties. [***].

3.7.2 Royalties Payable Regardless of Components Purchased. [***].

3.8 Transfer of Qualcomm’s Licensed IPR. If (a) Qualcomm or any of its Affiliates assigns, sells, or transfers any Patent containing, or provides any right to Assert, any of Qualcomm’s Licensed IPR to any third party (a “New Qualcomm Patent Owner”), or (b) any Affiliate of Qualcomm that has any right to Assert any of Qualcomm’s Licensed IPR is divested, spun-off, split-up, or reorganized so that it is no longer at that time an Affiliate of Qualcomm (each a “Reorganized Qualcomm Entity”) and the Reorganized Qualcomm Entity has or retains any right to Assert any of Qualcomm’s Licensed IPR after such divestiture, spin-off, split-up, or reorganization, then, in either instance, Qualcomm shall: (1) notify the proposed New Qualcomm Patent Owner or Reorganized Qualcomm Entity, as the case may be, of the existence of this Agreement and the rights granted under Qualcomm’s Licensed IPR in Section 3; and (2) obtain a written confirmation from the New Qualcomm Patent Owner or Reorganized Qualcomm Entity, as the case may be, that such assignment, sale, or transfer of any Patent containing, or any grant or retention of any right to Assert, Qualcomm’s Licensed IPR is subject to the licenses and covenants granted in Section 3 and that, subject to (A) Licensee’s continued fulfillment of its obligations under this Agreement and (B) any applicable terms in Section 7.5, Licensee and each of its Affiliates will continue to have the licenses set forth in Section 3 and Licensee’s Customers will continue to have the covenants granted in Section 3. Qualcomm intends that Licensee and each of its Affiliates will be a third party beneficiary of any such written confirmation from the New Qualcomm Patent Owner or Reorganized Qualcomm Entity, as the case may be.

3.9 Additional Provisions Regarding Qualcomm’s Other IPR.

3.9.1 Licensee Acknowledgment. Licensee acknowledges that Licensee’s acceptance of licenses under Qualcomm’s Included Other IPR in Section 3 is not a condition to Qualcomm’s grant of licenses to Licensee under Qualcomm’s Technically Necessary IPR. Licensee further acknowledges that prior to entering into this Agreement, Qualcomm provided Licensee with the option to negotiate a license under Qualcomm’s Technically Necessary IPR licensed in Section 3 separately from any license under Qualcomm’s Included Other IPR, and Licensee voluntarily chose to take the licenses in Section 3 under both Qualcomm’s Technically Necessary IPR and Qualcomm’s Included Other IPR (i.e., Qualcomm’s Licensed IPR) and upon the terms set forth in this Agreement.

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3.9.2 Partial Termination of Licensee’s License to Sell Covered Products. The licenses granted by Qualcomm to Licensee and each of Licensee’s Affiliates in Section 3 under Qualcomm’s Included Other IPR to Sell Covered Products will continue with respect to each customer of such Covered Products only for so long as such customer and its Affiliates do not Assert, or threaten in writing to Assert, any of their Patents (a) against Qualcomm or any of its Affiliates for manufacturing, having manufactured, using, importing, offering to sell, selling, leasing, or otherwise disposing of Components and/or (b) against Qualcomm’s or any of its Affiliates’ foundries or suppliers for manufacturing Components for, or selling Components to, Qualcomm or any of its Affiliates. In the event of any such Assertion or threat by a customer of Licensee or any of its Affiliates, Qualcomm may provide written notice to such customer and to Licensee (the “Assertion Notice”) of Qualcomm’s intent to terminate Licensee’s and each of its Affiliates’ license under Qualcomm’s Included Other IPR to Sell Covered Products to such customer. If such customer or its Affiliate withdraws its Assertion in writing to Qualcomm within sixty (60) days of such Assertion Notice, then such license under Qualcomm’s Included Other IPR to Sell Covered Products to such customer will not terminate. If the customer or its Affiliate does not withdraw such Assertion within this sixty (60)-day period, then Licensee’s and each of its Affiliates’ license under Qualcomm’s Included Other IPR to Sell Covered Products to such customer will terminate as of the date of the Assertion Notice and, to the extent such customer’s or its Affiliate’s Assertion seeks damages for infringement allegedly occurring prior to the date of the Assertion Notice, retroactively to the date of the first allegedly infringing act.

3.10 Unlicensed China Activity. Licensee represents and warrants that, as of the Effective Date, neither Licensee nor any of its Affiliates has directly or indirectly engaged in any Unlicensed China Activity. If, at any time after the Effective Date, Licensee or any of its Affiliates commences any Unlicensed China Activity, Licensee shall notify Qualcomm of such Unlicensed China Activity no later than ninety (90) days after Licensee or any of its Affiliates first commences such Unlicensed China Activity, and Licensee shall negotiate with Qualcomm in good faith the terms of a royalty-bearing, nonexclusive license under at least Qualcomm’s Chinese Patents that are Essential to the Covered Standards covering such Unlicensed China Activity. “Unlicensed China Activity” means making (or having made), using, or importing any Covered Products in China or Selling any Covered Products for use in China.

4. ROYALTIES PAYABLE FOR PRIOR SALES.

Licensee shall report to Qualcomm any Sales of Covered Products by Licensee or any of its Affiliates that have occurred prior to the Effective Date (collectively, the “Prior Sales”). In addition, Licensee shall pay royalties to Qualcomm with respect to all Prior Sales in accordance with the royalty terms in Section 3 (determined for this purpose as if the licenses granted in this Agreement and such royalty terms in this Agreement had been in effect at the time of such Prior Sales). Licensee shall submit to Qualcomm, [***], a report and certificate in accordance with Section 7.6 with respect to all Prior Sales, and include in such certificate the aggregate royalties payable to Qualcomm for the Prior Sales (the “Prior Sales Royalties”). [***]. For the avoidance of doubt, no royalties will be payable for Prior Sales of Covered Products manufactured under the “have made” rights of a Licensee customer provided in such customer’s agreement with Qualcomm. This Section 4 will survive any termination of this Agreement.

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5. LICENSEE’S LICENSE.

The following defined terms are relevant to Licensee’s license:

“Licensee’s Included Other IPR” means each unexpired claim of any Patent that constitutes Licensee’s Other IPR and that is issued on or prior to the Effective Date.

“Licensee’s Licensed IPR” means Licensee’s Technically Necessary IPR and Licensee’s Included Other IPR, excluding in both cases claims of any Chinese Patents.

“Licensee’s Technically Necessary IPR” includes only each unexpired claim of any Patent (regardless of whether such Patent was or is filed or issued before, on, or after the Effective Date) where (a) Licensee or any of its Affiliates (1) owns such Patent or (2) has the right to license such Patent to Qualcomm without the payment of any royalties or other monetary consideration to any third party unless Qualcomm agrees to pay, and pays, such royalties or other monetary consideration, and (b) such Patent claim is Essential to a Covered Standard.

“Successor” means any successor (by purchase, divestiture, merger, or otherwise) to all or substantially all of Qualcomm’s Components business or assets.

5.1 Grant of License from Licensee. Subject to the terms and conditions of this Agreement, Licensee, on behalf of itself and each of its Affiliates, hereby grants a personal, nontransferable, worldwide, nonexclusive, fully-paid, and royalty-free license, without the right to sublicense, under Licensee’s Licensed IPR, to Qualcomm and a Successor, and each of their respective Affiliates, to make (and have made), import, use, offer to sell, sell, lease, and otherwise dispose of Components.

5.2 Licensee Covenant to Qualcomm Customers. Licensee hereby covenants not to Assert (and to ensure that none of its Affiliates Asserts) Licensee’s Licensed IPR against any Qualcomm Customer or any of its Affiliates for making, having made, using, importing, offering to sell, selling, leasing or otherwise disposing of products that incorporate one or more Qualcomm Components where the alleged basis for infringement arises from the use or incorporation of Qualcomm Components in such products. For purposes of this Section 5.2, “Qualcomm Customer” means any third party that purchases or otherwise lawfully obtains, directly or indirectly, any Component that Qualcomm is licensed to sell under this Agreement.

5.3 Transfer of Licensee’s Licensed IPR. If (a) Licensee or any of its Affiliates assigns, sells, or transfers any Patent containing, or provides any right to Assert Licensee’s Licensed IPR, to any third party (a “New Licensee Patent Owner”), or (b) any Affiliate of Licensee that has any right to Assert any of Licensee’s Licensed IPR is divested, spun-off, split-up, or reorganized so that it is no longer at that time an Affiliate of Licensee (each a “Reorganized Licensee Entity”) and the Reorganized Licensee Entity has or retains any right to Assert any of Licensee’s Licensed IPR after such divestiture, spin-off, split-up, or reorganization, then, in either instance, Licensee shall: (1) notify the New Licensee Patent Owner or Reorganized Licensee Entity, as the case may be, of the existence of this Agreement and the

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licenses and covenants granted under Licensee’s Licensed IPR in Section 5.1 and 5.2, respectively; and (2) obtain a written confirmation from the New Licensee Patent Owner or Reorganized Licensee Entity, as the case may be, that such assignment, sale, or transfer of any Patent containing, or any grant or retention of any right to Assert, Licensee’s Licensed IPR is subject to the licenses and covenants granted under Section 5.1 and 5.2, respectively, and that, subject to (A) Qualcomm’s continued fulfillment of its obligations under this Agreement, and (B) the applicable terms of Section 7.5, Qualcomm and the Successor, and each of their respective Affiliates, will continue to have the rights and licenses under Licensee’s Licensed IPR that are set forth in this Agreement, and Qualcomm’s Components customers will continue to have the covenants herein. Qualcomm and the Successor (if any) will each be a third party beneficiary of any such written confirmation from the New Licensee Patent Owner or Reorganized Licensee Entity, as the case may be.

5.4 Licensee Representation and Warranty. Licensee represents and warrants that Licensee has the authority to grant, on its own behalf and on behalf of Licensee’s Affiliates, the licenses and covenants provided under this Section 5.

6. NOT USED.

7. GENERAL TERMS.

7.1 General Terms Regarding License and Royalties.

7.1.1 Acknowledgment Regarding Qualcomm’s Licensed IPR. Licensee acknowledges and agrees that (a) Qualcomm has given Licensee access to a list of Qualcomm’s Licensed IPR, (b) prior to entering into this Agreement, Licensee has had a full and fair opportunity to review and consider fully the expiration dates for Qualcomm’s Licensed IPR, and (c) any amount payable to Qualcomm pursuant to this Agreement is in partial consideration for the applicable rights granted to Licensee in Section 3 under claims of Qualcomm’s Licensed IPR that are not expired as of the due date of such royalty or other payment. Licensee further acknowledges and agrees that it is not paying royalties for any expired claim of Qualcomm’s Licensed IPR.

7.1.2 Licensee Representation and Warranty. Licensee warrants that neither it nor any of its Affiliates, nor any of their respective shareholders or employees will form an Entity, acquire an Entity, or assist in forming or acquiring an Entity for the purpose of evading Licensee’s royalty obligations under this Agreement.

7.1.3 Overpayment Claims. Qualcomm will credit to Licensee the amount of any overpayment of royalties made hereunder in error if (a) such overpayment is identified and fully explained in a written notice from Licensee to Qualcomm delivered no later than [***] after the due date of the payment that included such alleged overpayment, and (b) Qualcomm is able to verify to its own satisfaction the existence and extent of such overpayment. The foregoing procedure constitutes the sole basis for Licensee to claim overpayments under this Agreement and will not be affected by any statement appearing on any check, royalty report, cover letter, or other document, except to the extent expressly agreed upon by Qualcomm in a writing signed by an authorized representative of Qualcomm.

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7.1.4 Taxes.

7.1.4.1 Licensee shall pay all amounts due to Qualcomm under this Agreement without deduction for any levies or charges of any nature that may be imposed. Licensee will be solely responsible for any and all applicable taxes, including taxes on Licensee’s income (but not taxes on Qualcomm’s income), sales and use taxes, value-added tax, service tax, excise tax, consumption tax, customs duties, or similar charges or fees (“Taxes”). At Qualcomm’s request, Licensee shall provide documentation reasonably satisfactory to Qualcomm evidencing payment of such Taxes by Licensee to the applicable taxing authority. If Qualcomm pays any Taxes on behalf of Licensee (other than withholding of income taxes on Qualcomm’s income), then Licensee shall reimburse Qualcomm for such Taxes within [***] after the date of Qualcomm’s invoice.

7.1.4.2 Notwithstanding the foregoing, if Licensee is required by applicable law to withhold taxes on Qualcomm’s income for Qualcomm from any payment due to Qualcomm, then the amount due to Qualcomm in respect to such payment will be reduced by the amount of such income tax withholding, and Licensee shall, promptly after paying such withholding income taxes to the applicable taxing authority, deliver to Qualcomm an income tax withholding certificate or similar documentation reasonably satisfactory to Qualcomm evidencing payment of any such withholding tax. If there is an applicable tax treaty, Qualcomm will provide Licensee with the necessary documentation in order to enable Licensee to withhold at the beneficial treaty rate. Licensee agrees that upon receipt of the necessary documentation, Licensee will only withhold at the beneficial treaty rate. Licensee will be solely responsible for any penalty, additional tax, interest, or other charge if Licensee fails to meet its income tax withholding obligations.

7.1.5 U.S. Dollars. All payments to be made hereunder must be made in dollars of the United States of America and by wire-transfer of immediately available funds to an account designated by the payee. If the transfer of or the conversion into U.S. dollars is not lawful or possible, the payment of such part of the royalties as is necessary will be made by the deposit thereof, in the currency of the country where the Sale of such Covered Product was made to the credit and account of Qualcomm or its nominee in any commercial bank or trust company of Qualcomm’s choice located in that country, prompt notice of which will be given by Licensee to Qualcomm.

7.2 Licensee’s Affiliates.

7.2.1 Compliance with Agreement by Affiliates. Licensee shall ensure that each of its Affiliates that makes, has made, imports, offers to Sell, or Sells any Covered Product complies with the terms and conditions of this Agreement as if such Affiliate was the “Licensee” under this Agreement with respect to such Covered Products made, have made, imported, offered for Sale, or Sold by such Affiliate. Licensee and its Affiliates will be jointly responsible and liable to Qualcomm if any of Licensee’s Affiliates fails to comply with any of the applicable terms of this Agreement, and any breach of such terms by an Affiliate of Licensee will be considered a breach of this Agreement by Licensee as well. Licensee represents and warrants that Licensee has the right, power, and authority to bind each of its Affiliates and to make the agreements and assurances that are set forth in this Agreement on behalf of each of its Affiliates.

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Upon Qualcomm’s request, Licensee shall promptly provide to Qualcomm a list of each of its Affiliates that makes, has made, imports, offers to Sell, or Sells any Covered Products. Additionally, at Qualcomm’s request, Licensee shall promptly provide Qualcomm with copies of share certificates, public financial statements and reports, and such other documentation as may be reasonably requested by Qualcomm to determine whether a Person meets all of the requirements of being an “Affiliate” under this Agreement.

7.2.2 Termination of License as to Affiliates. Notwithstanding anything to the contrary in this Agreement, with respect to any Person that is an Affiliate of Licensee at any time during the term of this Agreement and later (during the term of this Agreement) ceases to be an Affiliate of Licensee, all license and other rights granted by Qualcomm to such Person in this Agreement will terminate, with respect to such Person and without any further action on the part of Qualcomm, immediately on the date that such Person ceases to be an Affiliate of Licensee.

7.3 Information.

7.3.1 Restrictions on Disclosure and Use. All documentation and technical and business information and intellectual property in whatever form recorded that a Party does not wish to disclose without restriction (“Information”) will remain the property of the furnishing Party and may be used by the receiving Party only as follows. Such Information (a) will not be reproduced or copied by the receiving Party, in whole or part, except for use as expressly authorized in this Agreement; and (b) will be disclosed by the receiving Party only to employees or agents of the receiving Party with a need to know. Moreover, such Information will be used by the receiving Party only for the purpose of performing under this Agreement or in the exercise of its rights under this Agreement. Unless the furnishing Party consents in this Agreement or otherwise in writing, such Information will be held in strict confidence by the receiving Party. The receiving Party may disclose such Information to other Persons, with the furnishing Party’s prior written authorization, but solely to perform acts that this clause expressly authorizes the receiving Party to perform itself, and further provided that such other Person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting use of Information in this Section 7.3. These restrictions on the use or disclosure of Information will not apply to any Information: (a) that can be proven to have been independently developed by the receiving Party or lawfully received by the receiving Party free of confidentiality obligations to the furnishing Party from another source having the right to so furnish such Information; (b) after it has become generally known to the public without breach of this Agreement by the receiving Party; (c) that at the time of disclosure to the receiving Party was known to such Party free of confidentiality obligations to the furnishing Party and clearly evidenced by documentation in such Party’s possession; (d) that the furnishing Party expressly agrees in writing is free of such restrictions; or (e) that is the subject of a subpoena or other legal or administrative demand for disclosure or is disclosed in response to a valid order or request of a court or other governmental body, but only to the extent of and for the purposes of such demand, order, or request; provided, however, in the case of clause (e), that such receiving Party shall first notify the furnishing Party in writing of the demand, order, or request and permit and cooperate with the furnishing Party in seeking an appropriate protective order (or an equivalent mechanism for protecting such Information in the relevant jurisdictions).

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7.3.2 Scope of Information. Information is subject to this Section 7.3 only if (a) it is in writing or other tangible form and is clearly marked as proprietary or confidential when disclosed, or (b) if it is not disclosed in tangible form, (1) such Information is clearly identified as confidential or proprietary at the time of disclosure, and (2) the disclosing Party subsequently provides the receiving Party with a written summary of the content of such oral or other non-tangible disclosure and the summary is clearly marked as proprietary or confidential.

7.3.3 Furnishing Information to Third Parties. Nothing herein will be deemed to bar disclosure of Information by a receiving Party to third parties, with written consent of the furnishing Party, if such disclosure is reasonably necessary for enjoyment of the disclosing Party’s rights to use intellectual property rights licensed under this Agreement, and provided that each such third party agrees in writing to protect the Information under terms and conditions comparable, in all material respects, to the terms in this Section 7.3 and the survival terms in Section 7.9.

7.4 Negation of Representations and Warranties. Nothing in this Agreement will be construed as (a) requiring the filing of any Patent application, the securing of any Patent, or the maintaining of any Patent in force, (b) a warranty or representation by either Party as to the validity or scope of any Patent, copyright, or other intellectual property right, (c) a warranty or representation that any manufacture, sale, lease, use, or importation will be free from infringement of Patents, copyrights, or other intellectual property rights of others, (d) an agreement to bring or prosecute actions or suits against third parties for infringement, (e) an obligation to furnish any technical documentation or manufacturing assistance, or (f) conferring any right to use (in advertising, publicity, or otherwise) any name, trade name, or trademark, or any contraction, abbreviation, or simulation thereof. It will be the sole responsibility of Licensee to determine whether it needs licenses or other rights under patents or other intellectual property of third parties. The terms of this Section 7.4 will survive any termination or expiration of this Agreement.

7.5 Termination.

7.5.1 Termination for Cause by Qualcomm.

(a) Termination for Breach. Qualcomm may terminate this Agreement, by written notice to Licensee, if Licensee (1) fails to pay, in full or in a timely manner, any royalties or other amounts owed to Qualcomm hereunder, (2) fails to submit in a timely manner any report required to be submitted to Qualcomm hereunder or submits any false or inaccurate report to Qualcomm, (3) refuses to allow an audit of Licensee’s Sales of Covered Products as provided in Section 7.6.2 or breaches Section 7.7, or (4) commits any other material breach of any representation, warranty, or obligation in or under this Agreement; provided, however, that in the case of any such breach that is capable of being cured, Qualcomm will not have a right to terminate this Agreement unless and until Licensee has failed to cure such breach within thirty (30) days after Qualcomm has given Licensee written notice thereof.

7.5.2 Termination for Cause by Licensee. Licensee may terminate this Agreement, by written notice to Qualcomm, if Qualcomm commits any material breach of any representation, warranty, or agreement in or under this Agreement; provided, however, that in the case of any such breach that is capable of being cured, Licensee will not have a right to terminate this Agreement unless and until Qualcomm has failed to cure such material breach within thirty (30) days after receipt by Qualcomm of written notice thereof by Licensee.

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7.5.3 Termination due to Bankruptcy, Dissolution, or Liquidation. A Party shall provide written notice to the other Party immediately upon the occurrence of any of the following events (each, an “Event”) concerning the first Party or any of its Affiliates: (a) insolvency, bankruptcy, or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency; (b) attachment, execution, or seizure of substantially all of the assets or filing of any application therefor; (c) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; or (d) termination of its business or dissolution. If either Party becomes the subject of an Event, the other Party will have the right to terminate this Agreement with immediate effect by giving written notice of termination to the first Party no earlier than sixty (60) days after the Event occurs (unless such Event ceases within such sixty (60)-day period). If an Affiliate of either Party becomes the subject of an Event, all rights granted to such Affiliate under or pursuant to this Agreement will automatically terminate upon the expiration of sixty (60) days after such Event occurs (unless such Event ceases within such sixty (60)-day period).

7.5.4 Rights and Obligations upon Termination or Expiration.

7.5.4.1 Upon any termination or expiration of this Agreement (a) all licenses granted by a Party hereunder will terminate and (b) each Party shall, upon the written request of the other Party, use commercially reasonable efforts to return or destroy all Information furnished to it under this Agreement by the other Party, if any.

7.5.4.2 Notwithstanding anything to the contrary in Section 7.5.4.1:

(a) Any termination or expiration of this Agreement will not (1) relieve Licensee from its obligations to submit any royalty reports or certificates to Qualcomm, or from its liability for the payment of any royalties, with respect to Covered Products Sold on or prior to the date of such termination or expiration, (2) prejudice Qualcomm’s right to recover any royalties or other sums due or accrued at the time of such termination or expiration, or (3) prejudice any cause of action or claim accrued or to accrue on account of any breach or default (A) before the date of such termination or expiration or (B) of any provision or obligation surviving such termination or expiration.

(b) Any termination or expiration of this Agreement will not prejudice Qualcomm’s right to conduct a final audit of the books and records of Licensee and its Affiliates in accordance with Section 7.6.

(c) For a period of [***] following the termination or expiration of this Agreement, Licensee and its Affiliates will have the right to Sell Covered Products solely to the extent that (1) such Sale would have been licensed under this Agreement had the Agreement not terminated or expired; and (2) such Covered Products were in Licensee’s or its Affiliates’ inventory at the time of such termination or expiration, and subject to (A) the payment by Licensee of all royalties applicable to such Sales of such Covered Products that

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would have otherwise become due in the absence of the termination or expiration of this Agreement, and (B) Licensee’s and its Affiliates’ continued compliance with all of the other applicable provisions of this Agreement. Except as otherwise provided in the preceding sentence, upon the termination or expiration of this Agreement for any reason, [***].

7.6 Records, Audits and Notice of Certain Activities.

7.6.1 Records. Licensee shall keep (and shall ensure that each of its Affiliates keeps) accurate and complete books and records concerning all Covered Products Sold by Licensee or any of its Affiliates and all Prior Sales. Such books and records will include (a) sales contracts and other documents evidencing Licensee’s and its Affiliates’ Sales of such Covered Products (including the number of such products Sold) and the consideration charged by Licensee and its Affiliates for such Sales, (b) sales and purchase invoices, (c) inventory records, and (d) manufacturing records. Each Affiliate’s applicable books and records (together with all supporting information) will be included in the books and records described above and will be subject to audit by Qualcomm as provided in this Section. Licensee shall furnish to Qualcomm, within [***], an estimate of (i) the quantity of Covered Products Sold during [***] and (ii) the aggregate royalties due under this Agreement with respect to such Covered Products. Licensee shall furnish to Qualcomm, within [***] after the end of each quarter, a certificate in the form attached as Exhibit A that is signed by a responsible official of Licensee and contains the information specified in Exhibit A for each Covered Product Sold by Licensee or any of its Affiliates during such quarter.

7.6.2 Audits. Qualcomm may, no more than once each year, conduct (by itself and/or through a third party auditor designated by Qualcomm) an audit of the applicable books and records, including the books and records described in Section 7.6.1, of Licensee and those of its Affiliates that have made, supplied parts for, assembled, or Sold any Covered Products, to confirm that Licensee has not underpaid the royalties due to Qualcomm under this Agreement. Qualcomm’s written notice to Licensee of Qualcomm’s intention to audit Licensee’s and its Affiliates’ books and records will include a proposed commencement date for such audit, such proposed commencement date to be no earlier than thirty (30) days after the date of such notice. Licensee shall allow the audit to commence no later than thirty (30) days after Qualcomm’s proposed audit commencement date. Prior to the commencement date of the audit, Licensee shall assemble in a single location Licensee’s and its Affiliates’ necessary books and records for such audit to be carried out and shall make available such personnel as are reasonably necessary to interpret and explain such books and records. The cost of such audit, other than Licensee’s and its Affiliates’ cost of providing their books, records, and personnel, will be borne by Qualcomm, [***]. Qualcomm shall treat Licensee’s and its Affiliates’ books and records and other information provided to Qualcomm or its auditors for the purpose of conducting an audit under this Section 7.6 as Licensee’s Information in accordance with Section 7.3.

7.7 Assignment. Licensee shall not assign this Agreement (or any of Licensee’s rights or interests under this Agreement) or delegate any of Licensee’s obligations under this Agreement without Qualcomm’s prior written consent. For purposes of this Section 7.7, any Change in Control of Licensee will be deemed to be an assignment of this Agreement by Licensee which is subject to this Section 7.7. Any attempted assignment of this Agreement or any of Licensee’s rights or interests under this Agreement by Licensee (other than a deemed

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assignment resulting from a Change in Control of Licensee), or any attempted delegation of any of Licensee’s obligations under this Agreement by Licensee, without Qualcomm’s prior written consent will be, at Qualcomm’s option (and in Qualcomm’s discretion), null, void, and ineffective from inception. In addition, any assignment or attempted assignment of this Agreement or any of Licensee’s rights or interests under this Agreement by Licensee (including a deemed assignment resulting from a Change in Control of Licensee), or any delegation or attempted delegation of any of Licensee’s obligations under this Agreement by Licensee, without Qualcomm’s prior written consent will constitute a material breach of this Agreement by Licensee that is incapable of being cured.

7.8 Export Compliance. Each Party acknowledges and agrees that it will comply with (and will ensure that each of its Affiliates complies with) all applicable United States (“U.S.”) and foreign export control and economic sanctions laws and regulations in exercising any rights or performing any obligations under this Agreement, and that it will not take any action that causes any other Party to violate any such laws.

7.9 Survival of Obligations. The provisions in this Agreement that are expressly stated to survive or that, by their nature, would reasonably be expected to continue beyond the expiration or termination of this Agreement (including Section 1 (CONSTRUCTION AND DEFINITIONS), Section 2 (TERM OF AGREEMENT), Section 7.4 (Negation of Representations and Warranties), Section 7.5.4 (Rights and Obligations upon Termination or Expiration), Section 7.7 (Assignment), Section 7.8 (Export Compliance), and Section 7.10 (Severability) through Section 7.20 (No Rule of Strict Construction)) will survive such termination or expiration. However, except to the limited extent expressly provided in Section 7.5.4, in no event will any license to Qualcomm’s Licensed IPR survive the termination or expiration of this Agreement.

7.10 Severability. If any provision in this Agreement is held to be invalid or unenforceable in whole or in part (the “Invalid Provision”), the remaining portions of such provision (if any) and the other provisions in this Agreement will remain in effect and the Invalid Provision will remain in effect to the maximum extent allowed by law. If requested by either Party within ninety (90) days after a final decision (i.e., a decision that is not or cannot be appealed) holding the Invalid Provision invalid or unenforceable, the Parties shall promptly negotiate a replacement for the Invalid Provision that provides, to the maximum extent possible, substantially the same rights, benefits, and obligations to each Party as did the Invalid Provision. If the Parties are unable to agree on a replacement provision within one hundred eighty (180) days after such final decision and if the Invalid Provision is reasonably considered to be an essential element of this Agreement by a Party that did not challenge the validity or enforceability of such provision in the course of the proceeding that led to such final decision, then such Party may, at any time after such one hundred eighty (180)-day period and before the one-year anniversary of such final decision, terminate this Agreement effective immediately upon written notice to the other Party. Without limitation, the Parties agree that each of Section 3.4.2 and Section 4 is an essential element of this Agreement.

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7.11 Non-Waiver. No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions, will be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion. A waiver of any right or remedy under this Agreement will be binding on a Party only if it is expressly stated in a written document that (a) specifically refers to this Agreement and expressly states such Party’s intent to waive one or more rights or remedies under this Agreement, and (b) is signed by an authorized representative of such Party (which in the case of Qualcomm, will be only the CEO or President, or an authorized representative of the Qualcomm Technology Licensing Division, of Qualcomm).

7.12 Notices and Other Communications. All notices, requests, demands, consents, agreements, reports, certificates, and other communications required or permitted to be given, or otherwise intended to have legal effect, under this Agreement (a “Notice”) must be provided in writing and in English and must be sent to the Party to whom it is to be given as provided in this Section 7.12. Each Party may change its address for receipt of Notices by providing notice of the new address to the other Party in accordance with this Section, and each Party shall change its address if such address is no longer used by such Party. If a Notice that is provided by Qualcomm to Licensee hereunder applies to activities performed by any of Licensee’s Affiliates, such Notice will be deemed to also be provided by Qualcomm to Licensee’s Affiliates on the same date that such Notice is provided by Qualcomm to Licensee, and Licensee shall promptly provide copies of all such notices to its applicable Affiliates.

(a) Notices to Qualcomm. All Notices to be provided by Licensee pursuant to Section 7.6.1 must be sent to Qualcomm by electronic mail to the following email address: qtl.royalty@qualcomm.com. All other Notices to Qualcomm must be sent by facsimile or by courier service (e.g., DHL, FedEx), and if sent by facsimile, a copy must be sent by first class mail, postage prepaid, or by courier service. Each such Notice must be properly addressed as follows (in which case such Notice will be deemed to have been duly given on the date of receipt of such Notice by Qualcomm):

Qualcomm Incorporated

5775 Morehouse Drive

San Diego, CA 92121-1714

Facsimile No.: (858) 658-2500

Attention: President

with copies sent to:

Division Counsel, Qualcomm Technology Licensing Division

General Manager, Qualcomm Technology Licensing Division

(b) Notices to Licensee. All Notices to Licensee must be sent by facsimile or electronic mail or by courier service (e.g., DHL, FedEx), and if sent by facsimile or electronic mail, a copy must be sent by first class mail, postage prepaid, or by courier service. Each such Notice must be properly addressed as follows (in which case such Notice will be deemed to have been duly given on the date of receipt of such Notice by Licensee):

Gogo LLC

111 N. Canal Street

Chicago, IL, 60606

Telephone No.: [***]

Email: [***]

Attention: Mike Begler, Senior Vice President

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7.13 Publication of Agreement. Each Party shall keep this Agreement and its provisions confidential, and shall not disclose this Agreement or any of its provisions to any third party without first obtaining the written consent of the other Party. Notwithstanding the foregoing, (a) Qualcomm may, without notice to Licensee, disclose this Agreement or any of its provisions as may be required by a valid order or request of a Governmental Authority conducting an investigation of Qualcomm or its Affiliates; (b) without limiting clause (a) of this Section 7.13, each Party may disclose this Agreement or any of its provisions as may be required by a valid order or request of a court or other Governmental Authority (but only to the extent of and for the purposes of such order or request), provided, however, that the disclosing Party shall first notify the other Party in writing of the demand, order, or request and, if so requested by the other Party, permit and cooperate with the other Party in seeking an appropriate protective order or an equivalent mechanism for protecting the Agreement; and (c) each Party may disclose this Agreement or any of its provisions as reasonably necessary for performance hereunder. The confidentiality obligations in this Section 7.13 do not apply to the existence of this Agreement, the fact that Qualcomm and Licensee have executed this Agreement, or the scope of the licenses granted to Licensee hereunder but do apply to the other terms and conditions of this Agreement. In addition, without using the respective logos of the other Party, Licensee may identify itself as a Qualcomm licensee or authorized supplier in its marketing materials, website, and other public communications, and Qualcomm may identify Licensee as a Qualcomm licensee or authorized supplier in its marketing materials, website, and other public communications. Any press release or other announcement by either Party concerning the entering into of this Agreement will be subject to the prior written approval of the other Party, which approval will not be unreasonably withheld.

7.14 Applicable Law; Dispute Resolution.

7.14.1 Applicable Law. This Agreement is made and entered into in the State of California and will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

7.14.2 Dispute Resolution. Any dispute, claim, or controversy arising from or relating to this Agreement or the breach or validity hereof (each a “Dispute”) will be finally settled by a confidential arbitration proceeding conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”). The number of arbitrators will be three (3); provided however, if the Dispute is solely over a past due amount of less than [***] or is solely to seek specific performance of obligations in Section 7.6, then either Party will have the option to request that one (1) arbitrator preside over such Dispute, in which case the number of arbitrators will be one (1). Such arbitrators will be appointed in accordance with the ICC Rules. The place of arbitration will be San Francisco, California. The language of the arbitration will be English. Except as may be required by law, neither Party may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The arbitrator’s award will be final and binding on the Parties. The Parties agree that judgment may be entered upon such an award in any court of competent jurisdiction.

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7.15 LIMITATION OF LIABILITY. QUALCOMM WILL NOT BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, OR OTHER INDIRECT LOSSES OR DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, OR ANY ACTIVITIES PERFORMED UNDER THIS AGREEMENT, WHETHER BASED ON AN ACTION FOR BREACH OF CONTRACT OR TORT, OR ANY OTHER THEORY OF LIABILITY.

7.16 Late Charge. Qualcomm may charge Licensee a late charge with respect to any amounts (including royalties, late charges, and audit fees) that Licensee owes hereunder and fails to pay on or before the due date, in an amount equal to the lesser of (a) [***], and (b) the maximum amount permitted by law. Such late charge will be due and payable by Licensee at the end of each month following the due date of such past due amount until such past due amount has been paid in full. The Parties agree that such late charges are administrative in nature and are intended to defray Qualcomm’s costs in processing and handling late payments.

7.17 Attorneys’ Fees. In the event of any proceeding that is undertaken to enforce the provisions of this Agreement or to resolve any claim or dispute arising from or relating to this Agreement, the prevailing Party (as determined by the arbitrator or court) will be entitled to recover its reasonable attorneys’ fees as fixed by the arbitrator or court.

7.18 Entire Agreement. This Agreement was prepared and executed in the English language; no translation of this Agreement into any other language will be binding on either Party or will have any effect on the meaning or interpretation of the Agreement. The terms and conditions in this Agreement supersede and replace all prior and contemporaneous communications or understandings (whether oral or written, and whether direct or indirect) between the Parties solely with respect to the subject matter of this Agreement, and constitute the entire agreement of the Parties solely with respect to such subject matter. This Agreement can be modified or amended only by a written document that (a) specifically refers to this Agreement and expressly states the Parties’ intention to amend or modify it and (b) is signed by (1) an authorized representative of Licensee and (2) the CEO or President, or an authorized representative of the Qualcomm Technology Licensing Division, of Qualcomm. For the avoidance of doubt, the Parties acknowledge and agree that a communication, whether made electronically or otherwise, containing only the typed name and/or signature block of a Party, and made without the handwritten signature of an authorized representative of a Party within a signature block in such a communication, will not be deemed to be a written document “signed” by a Party for purposes of the immediately preceding sentence.

7.19 Independent Contractors. The relationship between Qualcomm and Licensee is that of independent contractors. Qualcomm and Licensee are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and Qualcomm and Licensee have no relationship other than as independent contracting parties.

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7.20 No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement, or any provision hereof, no rule of strict construction will be applied against either Party. Each Party represents and warrants that it has had an opportunity to be represented by competent legal counsel in negotiating and executing this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the Effective Date through their duly authorized representatives. This Agreement may be signed in counterparts.

Qualcomm Incorporated		Gogo LLC

By:	/s/ John Han	By:	/s/ John Wade
Printed Name:	John Han	Printed Name:	John Wade
Title:	Sr. Vice President & General Manager	Title:	President, Commercial Avaition
Execution Date:	July 6, 2018	Execution Date:	05 July 2018

Qualcomm Proprietary and Confidential

Exhibit 10.1.50

Attachment 1

Certain Definitions

“Affiliate” means (a) as to Qualcomm, any present or future Subsidiary of Qualcomm, but only for so long as the Subsidiary remains a Subsidiary of Qualcomm, and (b) as to any other Entity (including Licensee), any present or future Parent of such Entity and any present or future Subsidiary of such Entity or its Parent, but only for so long as the Parent remains the Parent of such Entity and the Subsidiary remains a Subsidiary of such Entity or its Parent.

“Assert,” “Asserted,” and “Assertion” mean to commence or prosecute patent infringement Litigation.

“CDMA” means code division multiple access.

“CDMA Standard” means any wireless air interface standard that implements CDMA and is adopted as an industry standard by the Telecommunications Industry Association (“TIA”), the European Telecommunication Standards Institute (“ETSI”), Japan’s Association of Radio Industries and Businesses (“ARIB”), or any other recognized international standards body, including the CDMA2000 family of standards (e.g., CDMA2000 1xRTT, 1xEV-DO, 1xEV-DO Rev. A, 1xEV-DO Rev. B), the WCDMA family of standards (e.g., UMTS, HSDPA, HSUPA, HSPA+), and TD-CDMA, but excluding the TD-SCDMA Standard.

“Change in Control” of an Entity means the occurrence of any of the following:

(a) a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction involving such Entity or any Subsidiary of such Entity after the completion of which the shareholders of such Entity immediately prior to the completion of such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “United States Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of either the surviving Entity in such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction or the Parent of the surviving Entity;

(b) an acquisition by any Person or “group” (within the meaning of section 13(d) or 14(d) of the United States Exchange Act or any comparable successor provisions), other than any employee benefit plan or related trust sponsored or maintained by such Entity or an Affiliate of such Entity, and other than in a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction of the type referred to in clause (a) of this definition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the United States Exchange Act, or comparable successor rules) of outstanding voting securities of such Entity representing at least fifty percent (50%) of the combined voting power of such Entity (in a single transaction or series of related transactions); or

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(c) if the individuals who, as of the Effective Date, are members of such Entity’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of such party’s Board of Directors (provided that if the election, or nomination for election by such Entity’s shareholders, of any new member of the Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors will be considered as a member of the Incumbent Board).

“China” means the mainland of the People’s Republic of China, excluding Taiwan, Hong Kong, and Macao (also known as Macau).

“Chinese Patents” means Patents that are filed in China. For clarity, this definition does not include foreign counterparts of Patents filed in China.

“Component” means (a) an application-specific integrated circuit, (b) a multi-chip module, (c) any other type of integrated circuit such as system in package (SiP) and system on chip (SoC), and (d) any other electronic device (such as a fixed gate array, field programmable gate array (FPGA), erasable programmable read only memory (ePROM), microprocessor, diode, transistor, thyristor, or display), including, in each case, any firmware thereon and accompanying or associated software. For the avoidance of doubt, and by way of example and not by limitation, a complete end-user terminal is not a Component.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.

“Essential” means, with respect to a patent claim in relation to a Wireless Wide-Area Network Standard, that it is not possible on technical (where “technical” does not include and is not otherwise construed to mean “commercial”) grounds to implement the air interface specifications of such Wireless Wide-Area Network Standard without practicing such claim.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or Entity and any court or other tribunal); (d) multi-national governmental organization or body; or (e) Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority.

“Litigation” means any procedure for the resolution of a controversy in any jurisdiction in the world, whether created by a claim, a counterclaim, or otherwise, in the broadest sense, in whatever form, administrative, judicial, arbitral, or otherwise, and the filing of a complaint with any Governmental Authority (including any proceeding in the United States International Trade Commission).

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“LTE Standard” means (a) the commercially available LTE wireless wide-area network air interface standard adopted and maintained by the 3rd Generation Partnership Project (“3GPP”) up to and including 3GPP Release 14 (including LTE-FDD, LTE-TDD, and LTE-Advanced up to and including 3GPP Release 14); and (b) the specifications developed by the LTE-U Forum that support LTE operation in the 5 GHz UNII-1 and UNII-3 bands as Supplemental Downlink (SDL) carriers, in conjunction with an LTE deployment in licensed bands.

“Parent” of an Entity means any Person (or group of related or affiliated Persons) that owns or controls, directly or indirectly, (a) more than fifty percent (50%) of the voting power held by the shares or other securities of such Entity entitled to vote for election of directors (or other managing authority) of such Entity, or (b) if such Entity does not have outstanding shares or securities, more than fifty percent (50%) of the equity interests in such Entity, but only for so long as such ownership or control referenced in clause (a) or (b) above exists.

“Party” individually means Qualcomm or Licensee, and “Parties” collectively means Qualcomm and Licensee.

“Patent” means any patent (including any utility model, but excluding any design patent).

“Person” means any individual, Entity, or Governmental Authority.

“Sold,” “Sale,” “Sell,” and “Selling” mean put into use, sold, leased, or otherwise transferred, and a Sale will be deemed to have occurred upon first use, shipment, or invoicing, whichever occurs first.

“Subsidiary” of a Person means any Entity (a) in which the majority (more than fifty percent (50%)) of the voting power held by the shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such Person, either directly or indirectly, or (b) that does not have outstanding shares or securities but the majority (more than fifty percent (50%)) of the equity interests in which is now or hereafter owned or controlled by such Person, either directly or indirectly, but only for so long as such ownership or control referenced in clause (a) or (b) above exists.

“TD-SCDMA Standard” means the third generation direct sequence, single carrier TDD-CDMA air interface standard that (a) has been adopted as an industry standard by the China Communications Standards Association (CCSA), and (b) has a spreading bandwidth of approximately 1.6 MHz. For clarity, the term “TD-SCDMA Standard” does not include TD-CDMA.

“Wireless Wide-Area Network Standard” means any wide area wireless air interface standard, including GSM, CDMA, TD-SCDMA, Universal Mobile Telecommunications System (UMTS), Wideband Code Division Multiple Access (WCDMA), HSPA, HSDPA, HSUPA, HSPA+, WiMAX, WiBro, IEEE 802.16 (including 802.16e and 802.16m), IEEE 802.20, UMB (formerly known as 1xEV-DO Rev. C), LTE (including any FDD mode and any TDD mode of LTE), and LTE-Advanced, in each case whether adopted as an industry standard by TIA, ETSI, IEEE, ARIB, or another recognized international standards body or industry consortium such as 3GPP, 3GPP2 or Next Generation Mobile Network (NGMN) consortium, or deployed as a de facto standard by a wireless operator.

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Exhibit 10.1.50

EXHIBIT A

CERTIFICATE

The undersigned official of Gogo LLC (“LICENSEE”) is providing the attached information (as a separate file) to QUALCOMM pursuant to that certain Access Point Patent License Agreement entered into between LICENSEE and QUALCOMM (the “Agreement”). All capitalized terms used in this certificate have the definitions ascribed to them in the Agreement. Nothing in this certificate is intended to expand or otherwise modify the license expressly granted to LICENSEE under the Agreement. This certificate reflects the royalties payable by LICENSEE for the calendar quarter ended:                     20         .

The attached file identifies the following information pertaining to each Covered Product Sale:

*	Quarter of Sale

*	Reporting Entity (Licensee or Affiliate name)

*	Made in (name of country)

*	Covered Standard(s) (e.g., CDMA Standard, LTE Standard)

*	Country of Sale

*	For use in (name of country)

*	Name of Applicable Unaffiliated Purchaser, or,

if Sold to Related Buyer, name of final vendee Related Buyer or if retained for own use, “own use”

*	Type of Covered Product (i.e„ CDMA Access Point, LTE Access Point)

Royalty calculations not necessary for Covered Products provided to a customer under the “have made” rights of that customer

*	Make/Model of baseband ASIC used in Covered Product

*	Marketed model (corresponds to identified brand)

*	Internal model

*	Quantity Sold

*

Selling Price paid by Applicable Unaffiliated Purchaser, or charged by final vendee Related Buyer or, if used by LICENSEE, the Selling Price that would be realized in a sale to an Applicable Unaffiliated Purchaser (refer to Selling Price and Net Selling Price definitions in the Agreement)

*	Type(s) & amount(s) of deduction(s) (refer to Selling Price definition in the Agreement)

*	Type of Net Selling Price Adjustment if applicable (e.g., due to Related Buyer, own use).

*	Applicable Net Selling Price

*	Applicable royalty percentage

*	Amount of royalty

The undersigned hereby certifies that LICENSEE Sold             Covered Products and owes $                 in royalties to QUALCOMM for these Sales.

The attached file represents an accurate and complete record of all royalties due and payable by LICENSEE for the calendar quarter specified above.

Signature:
Title:	Date

Qualcomm Proprietary and Confidential

Exhibit 10.1.50

Exhibit A: Example Format for Supporting Data

Royalty calculations not necessary for Covered Products provided to a customer under the “_____” of that customer
												Selling Price		Deduction				_________ Calculation
Quarter	Reporting Entity	Made in (country)	Covered Standard(s) (see cover pages for examples)	Country of Sale	For use in (country)	Name of Applicable Unaffiliated Purchaser, final vendee Related Buyer or “own use”	Type of Covered Product (see cover pages for examples)	Make/ Model of base bond ASIC used in Covered Product	Marketed model	Internal Model	Quantity Sold	Selling Price paid by Applicable Unaffiliated Purchaser	Other Considerations	Parking	Insurance & Transportation	Taxes Import, Export, Excise, Sales & VAT	Other Products (Accessories)	Type of Net Selling Price adjustment (if applicable)	Applicable Net Selling Price	Applicable royalty rate	Amount of royalty ($US)

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